Exhibit 10.20.3

FIRST AMENDMENT TO
TITLE II OF THE
KEY EMPLOYEE DEFERRED COMPENSATION PLAN OF CONOCOPHILLIPS

Effective January 1, 2020, ConocoPhillips Company (the “Company”) amended and restated the Key Employee Deferred Compensation Plan, Title II (“Title II”) for the benefit of certain employees of the Company and its affiliates.

The Company desires to amend Title II by the revisions set forth below.

Pursuant to the foregoing, Title II is hereby amended as follows, effective March 31, 2020:

1.After Subsection (mm) of Section 1, add the following new Subsection (nn):

“(nn) "Section 7A Employee" shall mean an Employee who is entitled to the allocation as determined in Section 7A.”

2.After Section 7, add the following new Section 7A: “7A. Section 7A Employees.
A Participant who would have an allocation greater than zero dollars pursuant to the provisions of this Section 7A shall be considered a Section 7A Employee. A Section 7A Employee shall have an amount credited as an Incentive Compensation Plan Award to such Section 7A Employee’s applicable Deferred Compensation Account as of March 31, 2020, as a one-time additional allocation from the Company. Each such allocation shall be subject to all existing and subsequent elections and other terms and conditions with regard to each such account, as if otherwise made in accordance with Section 4. The amount of each such allocation shall be determined in the following manner:

(a)for a Participant whose investment allocation elections for 2018 Incentive Compensation Plan deferrals differed from investment allocations made for 2019 Incentive Compensation Plan deferrals and who made no change in investment allocation elections in the period from February 21, 2020 to March 30, 2020 (inclusive of both such dates), and for which the value of the investment allocation elections made in 2018 would have produced a higher return as of March 31, 2020 than the investment allocations made in 2019, the difference in value between such investment allocations; and

Exhibit 10.20.3

(b)for a Participant whose investment allocation elections for 2018 Incentive Compensation Plan deferrals differed from investment allocations made for 2019 Incentive Compensation Plan deferrals and who made a change in investment allocations in the period between February 21, 2020 and March 30, 2020 (inclusive of both such dates), and for which the value of the investment allocation elections made in 2018 would have produced a higher return as of the date of the change in investment allocation elections than the investment allocations made in 2019, the difference in value between such investment allocations as of the date of the change in investment allocations.”

Executed April 8, 2020
For ConocoPhillips Company

/s/ Heather G. Sirdashney

Heather G. Sirdashney
Vice President, Human Resources

David Pittman: /s/ David Pittman

Brian Pittman: /s/ Brian Pittman
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